Exhibit 10.5
SPECIAL ADVISOR AGREEMENT

Effective as of March 31, 2025 ("Effective Date"), James Snabe ("Advisor"), and C3.ai, Inc. (“C3 AI” or the "Company"), having a place of business at 1400 Seaport Blvd, Redwood City, CA 94063 agree as follows:

1. Services. Under the terms and conditions of this Special Advisor Agreement (“Agreement”), Advisor will perform the role of Special Advisor to the CEO, to assist the CEO and the Company’s senior leadership from time to time, where and as needed, on matters including the following (collectively, the "Services"):

•Assist the CEO and the Company’s senior leadership in actively managing the business of the Company;
•Provide strategic and growth advice to the CEO and the Company’s senior leadership; and
•Consult and work with and advise the CEO and the Company’s senior leadership on matters relating to the Company’s actual or potential business, technology, and products.

Advisor will report directly to the CEO while preforming his duties. Advisor shall determine the time, place, methods, details and means of performing the Services. Advisor may travel to other locations as necessary in the performance of the Services, as requested by the CEO. Reasonable travel and entertainment expenses to be reimbursed consistent with standard Company policies.

1.Consideration. In consideration in full for the Services, subject to the approval of the Board of Directors of C3 AI, Advisor will be awarded 360,000 restricted stock units (RSUs), representing the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (the “Grant”). The Grant will be subject to vesting in accordance with the C3.ai, Inc. International RSU Award Grant Notice to James Snabe dated March 31, 2025, attached as Exhibit A. In addition, Advisor may submit to the Company reasonable expenses for reimbursement according to the Company Travel and Entertainment Policy attached as Exhibit B (the "Travel and Entertainment Policy").

1.Confidentiality. Advisor’s engagement with the Company is also subject to Advisor’s compliance with C3 AI’s Confidential Information and Inventions Assignment and Arbitration Agreement (attached as Exhibit C (the “CIIA”)). The CIIA, among other obligations, prohibits unauthorized use or disclosure of C3 AI proprietary information, prohibits solicitation of C3 AI’s employees, independent contractors and Advisors for the period of Advisor’s continued engagement with C3 AI and for one (1) year thereafter, to or for any other person or entity, and requires agreement to arbitrate all engagement-related disputes.

1.Termination. Either party may terminate this Agreement at any time, for any reason. The confidentiality obligations under the CIIA shall continue in accordance with its terms. Sections 5 though 8 of this Agreement shall indefinitely survive any termination.

1.Relationship of the Parties; No Conflicts. Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other, and shall have no authority to bind or attempt to bind the other party to any commitment, contract or otherwise. Accordingly, for performing the role of Special Advisor under this Agreement, Advisor shall not be entitled to any other benefits or compensation, including those provided to Company’s or its affiliates’ employees. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party and, during the term, Advisor will not create a conflict of interest, including by providing services to a Company competitor, or competing or preparing to compete with Company's business or anticipated business or assisting others to do so. Any violation by Advisor of Sections 1 or 3 shall be deemed a material breach of this Agreement.

1.Taxes, Benefits and Licenses. Advisor is solely responsible for the following: (a) the payment of all federal, state, and local taxes and all appropriate deductions or withholdings; and (b) the payment or provision of any unemployment insurance benefits, state disability benefits, workers’ compensation insurance, vacation, overtime or holiday pay, health, medical, dental or group insurance or any pension or profit sharing.

1.Ineligibility for Employee Benefit Plans. Advisor is not eligible to participate in any Employee Benefit Plan maintained by C3 AI. In recognition thereof, the fee payable to Advisor has been set at a rate which is higher than the rate paid to C3 AI employees who perform comparable services for C3 AI and who are eligible to participate in such plans. The reclassification of Advisor or its personnel by the Internal Revenue Service, or any other governmental agency, shall have no effect upon the rate of compensation payable to Advisor or Advisor’s continued lack of eligibility for participation in any Employee Benefit Plan maintained by C3 AI.

1.Compliance with C3’s Policies and Law. Advisor will observe and comply with applicable laws (including all privacy and data protection laws) and the C3 AI Core Values, rules and policies of C3 AI, as set forth in C3 AI’s employee handbook, as provided to the Advisor.

1.Miscellaneous. This Agreement is personal to and nontransferable by Advisor, but is transferable by Company in the case of a change of control. This is the entire agreement between Company and Advisor with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, and proposals, whether written or oral, regarding such subject matter. No modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

Advisor C3.ai, Inc.

/s/ Jim H. Snabe	/s/ Thomas M. Siebel
Jim H. Snabe	Thomas M. Siebel
Director	Chairman and CEO

C3.ai, Inc.
Confidential

Exhibit A
C3.ai, Inc. International RSU Award Grant Notice (2020 Equity Incentive Plan)

C3.ai, Inc.
Confidential

Exhibit B
Confidential Information and Inventions Assignment and Arbitration Agreement

C3.ai, Inc.
Confidential

Exhibit C
Travel and Entertainment Policy

C3.ai, Inc.
Confidential